KAL Energy, Inc. - Martin Hurley steps down, Company Headquarters moving to Asia
SINGAPORE, May 21, 2008.

SINGAPORE - KAL Energy, Inc (OTCBB:KALG) announced that Mr. Martin Hurley, CEO of KAL Energy, has resigned from the company, effective immediately. Whilst an international search for a replacement CEO is underway, KAL Energy Chairman William Bloking has assumed the role of Executive Chairman and has replaced Mr. Hurley as President.

Commenting on the changes, Mr. Bloking stated that, “As part of our on-going company restructuring, moving our corporate headquarters from London to Asia will help us to improve efficiency by getting key management closer to our operations and further reducing costs. On behalf of the entire KAL team, I would like to thank Mr. Hurley for his service to the company and wish him the best in his future endeavors.”

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a key transportation system for delivering coal to domestic and international markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With numerous other coal mines in East Kalimantan, including the world's largest thermal coal exporter Kaltim Prima Coal (KPC), KAL Energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendlier coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter.

Notice Regarding Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may." Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Certain factors could cause actual results and conditions to differ materially from those projected in these forward looking statements. These factors are identified from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect subsequent events.

Contact Information:
Mr. Martin Hurley - Chief Executive Officer
KAL Energy, Inc (NASDAQ OTCBB:KALG, FRANKFURT:D9T)
93-95 Gloucester Place
London, W1U 6JQ
Telephone: +44 207 487 8426
Fax: +44 207 487 8402
www.kalenergyinc.com